Quintana Maritime Limited Pandoras 13 & Kyprou Street 166 74 Glyfada Greece
NEWS RELEASE
Quintana Maritime Limited Takes Delivery of its Eleventh Vessel from Metrobulk
ATHENS, GREECE — November 28, 2006 — Quintana Maritime Limited (NASDAQ: QMAR) announced today that it had taken delivery of a Kamsarmax bulk carrier, Coal Gypsy, on November 24, 2006 from Tsuneishi, a Japanese shipyard. Coal Gypsy has a carrying capacity of 82,300 deadweight tons (dwt). Coal Gypsy is the ninth of fourteen Kamsarmax vessels the company has agreed to acquire from Metrobulk
Quintana Maritime has to date taken delivery of eleven vessels out of the total of seventeen vessels from Metrobulk.
As previously announced, Coal Gypsy, is employed under a master time charter with Bunge S.A. (NYSE:BG) for 2007 and is employed, together with eight other vessels, at an average daily rate of approximately $23,000 per day. Quintana Maritime has fixed the rates for all seventeen vessels it has acquired or has agreed to acquire from Metrobulk. For 2007, seven Kamsarmaxes and two Panamaxes — including Coal Gypsy — have been fixed at an average daily rate of $23,000, five Kamsarmaxes have been fixed at an average daily rate of $20,000 and two Kamsarmaxes have been fixed at an average daily rate of $25,000. The master charter agreement with Bunge S.A calls for annual renewals in early November every year, between floor and ceiling rates, and lasts through the end of 2010. As a result of these fixtures, Quintana has secured almost 89% of its expected net operating days for 2007 under charters with fixed rates. Quintana believes it currently enjoys the highest time charter coverage amongst its public peers.
Stamatis Molaris, President and Chief Executive Officer of Quintana Maritime, commented, “We are pleased to take delivery within schedule of Coal Gypsy, the eleventh out of the seventeen vessels we have agreed to acquire from Metrobulk. We are also on schedule to take delivery of an additional three ships by year end, thus further expanding our fleet and making Quintana Maritime one of the largest dry bulk carriers in the public markets.”

Fleet Table as of November 28, 2006

					TC Expiration
CURRENT			Year	Age	Date (minimum
FLEET	Type	DWT	Built	(in yrs)	period)
Coal Gypsy	Kamsarmax	82,300	2006	0.0	December 2010

Iron Anne	Kamsarmax	82,000	2006	0.2	December 2010

Iron Vassilis(A)	Kamsarmax	82,000	2006	0.3	December 2010

Iron Bill (ex. Iron Elisabeth)(A)	Kamsarmax	82,000	2006	0.5	December 2010

Santa Barbara	Kamsarmax	82,266	2006	0.7	December 2010

Ore Hansa	Kamsarmax	82,229	2006	0.7	December 2010

Iron Kalypso	Kamsarmax	82,204	2006	0.8	December 2010

Iron Fuzeyya(A)	Kamsarmax	82,229	2006	0.8	December 2010

Iron Bradyn(A)	Kamsarmax	82,769	2005	1.8	December 2010

Grain Harvester	Panamax	76,417	2004	2.3	September 2009

Grain Express	Panamax	76,466	2004	2.7	December 2010

Kirmar(B)	Capesize	165,500	2001	5.2	February 2007(C)

Iron Beauty(B)	Capesize	165,500	2001	5.3	April 2010

Coal Pride	Panamax	72,600	1999	7.0	February 2007

Iron Man (D)	Panamax	72,861	1997	9.4	March 2010

Coal Age (D)	Panamax	72,861	1997	9.4	June 2007

Fearless 1(D)	Panamax	73,427	1997	9.6	March 2008

Barbara (E)	Panamax	73,390	1997	9.8	June 2007

Linda Leah (E)	Panamax	73,390	1997	9.8	June 2008

King Coal	Panamax	72,873	1997	9.9	March 2008

Coal Glory (D)	Panamax	73,670	1995	11.8	June 2008

Total Current Fleet	21 Vessels	1,808,952		4.5 years avg (F)

FLEET TO BE
DELIVERED	Type	DWT	Year Built	Age (in years)	Delivery Range
Iron Knight	Panamax	76,429	2004	2.5	Dec 06

Pascha	Kamsarmax	82,300	*		Dec 06

Iron Lindrew	Kamsarmax	82,300	*		Jan 07

Coal Hunter	Kamsarmax	82,300	*		Dec 06

Iron Brooke	Kamsarmax	82,300	*		Mar 07

Iron Manolis	Kamsarmax	82,300	*		May 07

Total Fleet to be Delivered	6 Vessels	487,929

TOTAL FLEET	27 Vessels	2,296,881

*	Under Construction
(A), (B), (D), and (E) indicate sister ships. As of November 28, 2006 Quintana had four sets of sister ships, including the vessels recently acquired from Metrobulk. All seventeen ships that are part of the Metrobulk acquisition are sister ships. Sister ships indicate vessels of the same class made in the same shipyard. The sister-ship concept further enhances our operational flexibility and efficiency.
(C) Kirmar’s charter may be extended by up to six months, until September 2007, at the current rate of $26,500 per day at the charterer’s option.
(F) On a dwt weighted average
ABOUT QUINTANA MARITIME LIMITED
Quintana Maritime Limited, based in Greece, is an international provider of dry bulk cargo marine transportation services. As of today, the company owns and operates a fleet 21 vessels, including 9 Kamsarmax bulkers, 10 Panamax size vessels and 2 Capesize vessels with a total carrying capacity of 1,808,952 dwt and an average age of 4.5 years on a dwt weighted average. It has also entered into agreements to acquire 6 additional vessels, including 1 Panamaxes and 5 Kamsarmax bulkers with expected delivery between November 2006 and May 2007 and with an aggregate capacity of 487,929 dwt. Once all acquisitions are completed Quintana will have a fleet of 27 dry bulk vessels, including 2 Capesize vessels, 11 Panamax vessels and 14 Kamsarmax vessels with a total capacity of 2,296,881 dwt and an average age of 4.0 years on a dwt weighted average.
Forward Looking Statements
This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Such statements include comments regarding expected revenues and time charters. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to changes in the demand for dry bulk vessels, competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.
For Immediate Release

Company Contact:	Investor Relations / Financial Media:
Paul J. Cornell	Paul Lampoutis
Chief Financial Officer	Capital Link, Inc, New York
Tel. 713-751-7525	Tel. 212.661.7566
E-mail: pcornell@quintanamaritime.com	E-mail: plampoutis@capitallink.com